Exhibit 107

EX-FILING FEES

Calculation of Filing Fee Table

424(b)(5)1

(Form Type)

THE CONNECTICUT LIGHT AND POWER COMPANY

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.95% First and Refunding Mortgage Bonds, Due 2034	457	(r)	$300,000,000	99.555%	$298,665,000	.00014760	$44,082.96
Fees Previously Paid	–	–	–		–	–	–		–
Carry Forward Securities
Carry Forward Securities	–	–	–		–		–			–	–	–	–
	Total Offering Amounts						$298,665,000		$44,082.96
	Total Fees Previously Paid								–
	Total Fee Offsets								–
	Net Fee Due								$44,082.96

1 Final prospectus supplement